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                                                                    Exhibit 21.2




                      MEDICAL RESOURCES MANAGEMENT, INC.

                                   State of            Percentage of
Name of Subsidiary                 Incorporation       Capital Stock Owned
------------------                 -------------       -------------------

Physiologic Reps, Inc.             California               100%

Pulse Medical Products, Inc.       Idaho                    100%

Laser Medical, Inc.                Utah                     100%

MedSurg Specialties, Inc.          California               100%

Texas Oxygen and Medical
Equipment Company                  Texas                    100%